Exhibit 10.1

YELLOWSTONE GEOLOGICAL SERVICES LLC

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of October 1, 2026, by and among Yellowstone Geological Services LLC (the “Consultant”), a Montana limited liability company doing business at 4104 Rain Roper Drive, Bozeman MT 59715, Keith A. Laskowski, an individual residing at 4104 Rain Roper Drive, Bozeman MT 59715 (“Mr. Laskowski”), and Golden Minerals Company, (the “Company”) a Delaware corporation with its principal office at 1312 17th Street, Unit #2136, Denver, CO 80202 USA.

Mr. Laskowski joins in and is a party to this Agreement in his individual capacity for the purpose of undertaking, and agrees to be personally bound by, the obligations expressly applicable to him under this Agreement, including those in Sections 1.0, 6.0, 7.0, 8.0, and 10.0, and the representations, warranties, and covenants that by their terms apply to him.

The parties hereto agree as follows:

1.0           Engagement of Consultant. The Company wishes to retain the services of the Consultant to provide the specific services described in Appendix I during the Term (defined below). In addition, Mr. Laskowski shall serve as the Executive Vice President of Exploration of the Company and as the Qualified Professional (“QP”) for the Company and hereby accepts such assignments and agrees to render services well and faithfully, to the best of his ability and in a competent and professional manner.

2.0           Term. The term of this Agreement (the “Term”) shall begin on October 1, 2026, and shall end on September 30, 2029.

3.0           Compensation.

3.01            The Company agrees to pay the Consultant and Mr. Laskowski, and the Consultant and Mr. Laskowski agree to accept, the remuneration for services hereunder as specified in Appendix II.

3.02            Other than the fees specifically set forth in writing in Appendix II, the Consultant and Mr. Laskowski are not entitled to any other fee, bonus, compensation, interest, or any other thing of value from the Company for any work or services performed on behalf of the Company.

4.0            Expenses. The Company agrees to reimburse the Consultant for travel and business expenses approved verbally or in writing in advance of travel. Reimbursable air travel shall be booked at economy class for domestic travel within the United States and at business class for international travel, in each case at the lowest reasonably available fare for the approved itinerary and subject to the Company’s travel and expense policy as in effect from time to time. Any upgrade or class of service beyond the foregoing shall be at the Consultant’s sole cost unless approved in writing in advance by the Company. The Consultant agrees to submit itemized documentation for all expenses for which it seeks reimbursement (including accompanying invoices). All approved expenses will be billed at cost with receipts, with the exception of field vehicle expenses, which shall be billed at $1.00/mile. The Consultant shall provide one fully equipped and insured 4 x 4 field vehicle and shall be responsible for all operating costs.

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5.0            Insurance. The Consultant acknowledges that it is solely responsible for providing at its own cost workers’ compensation, medical, travel, disability, and life insurance for the officers and employees of the Consultant, including Mr. Laskowski. The Consultant shall hold the Company harmless for any injuries, damages or expenses that may be incurred during the course of the work, except in the case of negligence on the part of the Company. If travel is required to locations, where due to risk and hazard additional insurance coverage is appropriate, the Consultant will bill the cost of such coverage to the Company as an expense. The Company shall provide to Mr. Laskowski appropriate directors and officer insurance consistent with Company policy.

5.01            In the event of an accident, injury or illness incurred during travel and working periods in foreign overseas land related to the business of the Company, all un-insured medical expenses, evacuation and repatriation costs shall be covered by the Company.

5.02            The Consultant shall indemnify, defend, and hold harmless the Company from and against all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to (a) the Consultant’s negligence, willful misconduct, or fraud, (b) any breach of this Agreement by the Consultant, (c) any violation of applicable law by the Consultant, or (d) any third-party claims arising from the Consultant’s performance under this Agreement.

6.0            Early Termination. Either party hereto may terminate this Agreement without cause on not less than 30 days’ prior written notice. The Company may terminate immediately if the Consultant materially breaches this Agreement, commits fraud, gross negligence, or willful misconduct, or if Mr. Laskowski ceases to hold any license or qualification necessary to serve as the QP. On any termination, the Consultant is entitled only to fees and approved expenses accrued through the termination date and to no other compensation, and all unvested equity awards are forfeited without consideration.

7.0            Non-Disclosure. The Consultant acknowledges that during the course of its retention, the Consultant will receive information (which may include, but shall not be limited to, operating business plans and strategies, opportunities, formulas, patterns, compilations, programs, devices, methods, techniques or processes) that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Confidential Information”) of the Company and its affiliates and clients. The Consultant agrees that it will not disclose to anyone any Confidential Information of the Company during the Term of this Agreement, and for a period of one year after its termination; provided that with respect to any Confidential Information that constitutes a trade secret, such obligations shall continue for so long as such information remains a trade secret under applicable law. All records, memoranda, notes, documents and other information compiled in any form and on any medium by the Consultant or made available to the Consultant during the Term concerning the business of the Company or the business of any of its affiliates or clients or any thereof shall be and remain the property of the Company, and shall be returned immediately to the Company upon termination of the Consultant’s engagement or at any time prior thereto upon request. The Consultant shall be allowed to retain all field notebooks and information noted during the Term of this Agreement, provided that such field notebooks shall remain subject to the confidentiality obligations of this Section 7.0 and the Consultant shall not use such notebooks for any purpose other than personal reference and shall not disclose the contents thereof to any third party. Notwithstanding the foregoing, nothing in this Agreement prohibits the Consultant or Mr. Laskowski from disclosing or discussing the underlying facts of any alleged discriminatory or unfair employment practice, reporting possible violations of law to any governmental agency, or making any other disclosure protected under applicable whistleblower or trade secret law. Confidential Information shall not be deemed to include any information that:

(A)            is in the public domain at the time of disclosure;

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(B)            enters the public domain after the time of disclosure by any means other than breach of this Agreement;

(C)            is disclosed by a third-party having possession thereof and the right to make such disclosure;

(D)            is known by the party to whom it is disclosed prior to disclosure; or

(E)             is independently developed by the party to whom it was disclosed by persons who did not have access to the confidential information in question.

8.0            Non-Competition. The Consultant and Mr. Laskowski agree that, without the Company’s express written approval, they will not, during the Term and for a period of twelve (12) months after the expiration or termination of this Agreement, within the jurisdictions in which the Company conducts or has active plans to conduct exploration activities:

(A)            acquire an interest in, or rights to, any exploration opportunity

(i)            conceived by them while engaged by the Company or

(ii)           brought to their attention by the Company or

(B)            otherwise compete with the Company with respect to such opportunity.

The parties acknowledge that the restrictions in this Section 8.0 are reasonable and no broader than necessary to protect the Company’s trade secrets and other legitimate business interests. They further acknowledge that Mr. Laskowski, who will render the services on the Consultant’s behalf, has and will have access to the Company’s trade secrets and Confidential Information, and that the portion of the compensation under this Agreement attributable to Mr. Laskowski’s individual services constitutes annualized cash compensation equal to or greater than the threshold amount for highly compensated workers under Colorado law, both at the time this Agreement is entered into and at the time the covenants in this Section 8.0 are enforced.

During the Term and for twelve (12) months thereafter, neither the Consultant nor Mr. Laskowski shall solicit or initiate contact with any employee or individual consultant of the Company with whom either had material contact during the Term to induce that person to leave the Company; provided that general advertising not directed at Company personnel and the consideration of unsolicited applications shall not violate this Section.

9.0            Alternative Dispute Resolution (ADR).

9.01            Negotiation. In the event of any dispute, controversy or claim between the Consultant and the Company arising out of or relating to this Agreement, the Consultant and the Company shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute promptly in a mutually satisfactory manner or to select a mutually agreeable alternative form of ADR, the matter may be submitted by either party hereto to arbitration.

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9.02            Arbitration.

(A)            Any dispute, controversy or claim between the Company and the Consultant arising out of or relating to this Agreement which has not been resolved by negotiation or mutually agreed upon ADR pursuant to Section 9.01 shall be settled by binding arbitration. Any disputes as to whether any dispute, controversy or claim is subject to arbitration also shall be settled by binding arbitration. The arbitrator/arbitration panel shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Agreement.

(B)            Any arbitration shall be conducted in Denver, Colorado by an arbitrator operating under the rules of the American Arbitration Association for expedited commercial arbitration except as otherwise provided herein. The arbitration shall be conducted by an individual mutually selected by the parties hereto or, in the event the parties hereto shall fail to agree, a three-person arbitration panel consisting of one arbitrator selected by each disputing party (or group of parties with common interests) and one arbitrator selected by the first two arbitrators. The prevailing party in any arbitration shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party. All arbitration proceedings, including any awards, shall be kept strictly confidential by the parties.

10.0         Miscellaneous.

10.01          This Agreement constitutes a complete understanding between the parties hereto, including the parties’ officers, directors and employees, with respect to the retention of the Consultant, hereunder, and no statement, representation, warranty or covenant has been made by either party hereto with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.

10.02          Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, or employment franchise relationship between the parties hereto. The fulfillment of obligations by the Consultant under this Agreement shall be as an independent consultant, but Mr. Laskowski shall act as an officer of the Company as described in Appendix I. Neither party hereto may bind the other as a result of any actions taken in connection with the performance of this Agreement. Notwithstanding Mr. Laskowski’s service as an officer of the Company as described in Appendix I, the Consultant shall at all times remain an independent contractor and not an employee of the Company. The Company shall have no obligation to withhold taxes, provide employee benefits, or make employment-related contributions on behalf of the Consultant, and the Consultant shall be solely responsible for all such obligations, including its own federal, state, and local income and self-employment taxes and workers’ compensation coverage for its personnel. The Consultant shall determine the manner, means, methods, and schedule by which the services are performed, shall perform the services at its own facilities and using its own equipment and tools except where the nature of the services reasonably requires otherwise, and shall be free to provide similar services to other clients, subject to its obligations under Sections 7.0 and 8.0. The parties hereto acknowledge that Mr. Laskowski’s service as an officer of the Company does not alter the Consultant’s status as an independent contractor for purposes of this Agreement.

10.03            If any covenant or other provision of this Agreement is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, it shall be enforceable to the maximum extent permitted by law, and all other conditions and provisions of this Agreement which can be given effect without the invalid, unlawful or unenforceable provision shall be given effect. If any restrictive covenant in this Agreement is held unenforceable because of its duration, geographic scope, or activity restricted, the parties intend that a court or arbitrator reform it to the extent necessary to make it enforceable and enforce it as reformed.

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10.04          The obligations and rights of the Consultant shall inure to the benefit of and shall be binding upon it and its successors and assigns, and the obligations and rights of the Company shall inure to the benefit of and shall be binding upon it and its successors and assigns; provided, however, that the Consultant shall not have the right to assign any of the obligations under this Agreement.

10.05          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to any otherwise applicable conflict of law principles. Any notice required or permitted hereunder shall be sent by personal delivery, prepaid courier service or registered or certified mail, in each case addressed, if to the Company, to its then principal office, Attn: President, if to the Consultant, at its address appearing above or at such other address as may subsequently be designated for such purpose. All notices shall be effective only upon actual receipt by the addressee thereof or tender and rejection of delivery. The Consultant further represents and warrants that (a) it has the legal capacity and authority to enter into and perform this Agreement; (b) the execution and performance of this Agreement does not and will not conflict with any other agreement to which Consultant is a party; (c) it possesses all licenses, certifications, and qualifications necessary to perform the services contemplated herein, including without limitation those required to serve as a QP; and (d) it shall perform all services in compliance with all applicable laws, rules, and regulations.

10.06          This Agreement may be signed in two (2) or more counterparts, each of which shall constitute an original but all of which together shall form only a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.07          The Consultant expressly represents and warrants that it is not subject to and will not bring any material that is subject to any non-competition, non-disclosure, discoveries and works or other agreements that would prevent or restrict it from rendering services to the Company pursuant to this Agreement. The Consultant further represents and warrants that its engagement and use of any materials it brings will not violate the rights of any third party.

10.08          The Consultant acknowledges and agrees that the Company may advise any future prospective or actual employer of the Consultant or its officers or employees that this Agreement includes non-competition, non-disclosure and works and discoveries provisions that affect the Consultant, its officers and employees and may discuss with any such employer the scope and nature of such provisions.

10.09            The Consultant shall perform all services in compliance with all applicable laws, rules, and regulations, including the U.S. Foreign Corrupt Practices Act and applicable anti-bribery, anti-corruption, economic sanctions, and anti-money laundering laws. Neither the Consultant nor Mr. Laskowski shall, directly or indirectly, offer, promise, or authorize the payment or transfer of anything of value to any government official or other person to obtain or retain business or secure any improper advantage for the Company, and the Consultant shall promptly notify the Company of any request for any such payment.

10.10            All work product, inventions, discoveries, reports, data, analyses, maps, models, and other materials created, developed, or prepared by the Consultant in connection with the services performed under this Agreement (collectively, “Work Product”) shall be the sole and exclusive property of the Company. The Consultant hereby assigns to the Company all right, title, and interest in and to all Work Product, including all intellectual property rights therein. The Consultant shall execute any documents and take any actions reasonably requested by the Company to evidence or perfect such assignment.

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10.11            The Consultant’s obligations under the indemnification, confidentiality, non-competition, non-solicitation, dispute resolution, intellectual property, and representations and warranties provisions of this Agreement, together with any payment obligations accrued prior to termination, shall survive the expiration or earlier termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Yellowstone Geological Services LLC		Golden Minerals Company

By:	/s/ Keith A. Laskowski	By:	/s/ David Watkins
Name:	Keith A. Laskowski	Name:	David Watkins

Its:	President	Its:	President/CEO

Date:	9/30/2026	Date:	Sept 30, 2026

Address:		Address:
[REDACTED]		1312 17th Street, Unit #2136
Denver, CO 80202

Keith A. Laskowski, individually

By:	/s/ Keith A. Laskowski
Name:	Keith A. Laskowski

Date:	9/30/2026

Address:
[REDACTED]

[Signature Page to Consulting Agreement]

APPENDIX I
Duties and Responsibilities

The Company wishes to retain the services of Mr. Laskowski to serve as Executive Vice President of Exploration, an officer of the Company, and to serve as the Qualified Professional (“QP”) for the Company.

The Consultant shall commit to spend the time necessary to be responsible for all aspects of the exploration activities, including identifying and developing specific programs for approval by the board of directors of the Company (the “Board”).

The Consultant shall:

•	interpret and report exploration results to the Board and shareholders as needed;

•	report to the CEO and the Board as requested, through an agreed regular reporting schedule;

•	prepare and manage exploration budgets;

•	manage and direct all aspects of the Company’s exploration activities, including

o	identifying and developing specific programs for approval by the Board;

o	permitting, regulatory and environmental requirements to explore the Company’s current and future projects; and

o	staffing and contractors;

•	identify and recommend potential generative exploration concepts, programs, and projects;

•	manage joint venture (JV) responsibilities and deadlines, all other contractual arrangements, sourcing and engaging of appropriate contractors, and directing and managing of drill programs; and

•	provide information and guidance as requested by the Board.

APPENDIX II
Compensation

The Company agrees to pay the Consultant, and the Consultant agrees to accept US $20,000 per month as remuneration for services hereunder as specified in Appendix I. A portion of that fee sufficient to make Mr. Laskowski’s annualized cash compensation equal or exceed the Colorado threshold amount for highly compensated workers, both at signing and when the Section 8.0 covenants are enforced, is attributable to his individual services under this Agreement.

•	Mr. Laskowski shall receive a stock award of 600,000 restricted stock units (“RSUs”) of the Company, granted under and subject to the terms of the Golden Minerals Company Amended and Restated 2023 Equity Incentive Plan, as amended from time to time (the “Plan”), and a related award agreement, which shall vest over a three-year period, with 200,000 RSUs vesting annually on the anniversary of the commencement of this Agreement, in each case only if this Agreement remains in effect on the applicable vesting date. RSU vesting rights can be extended subject to regulations.

•	Mr. Laskowski shall be eligible to receive an incentive bonus stock award of 400,000 shares of the Company’s stock, to be granted under and subject to the terms of the Plan if and when the Company’s stock price exceeds US$2.00, as measured by a 30-day volume-weighted average price (VWAP), at any time prior to the end of the Term, provided that this Agreement remains in effect on the date the price objective is achieved. The Company’s obligation to make this grant is subject to the availability of shares under the Company’s certificate of incorporation and the Plan and receipt of any required approvals, and no shares shall be issued unless and until the price objective is achieved.

The Consultant’s Employer Identification Number is [REDACTED].

NOTICE OF AGREEMENT CONTAINING RESTRICTIVE COVENANTS

Golden Minerals Company (the “Company”) provides you this Notice of Agreement Containing Restrictive Covenants (“Notice”) on [DATE].

As a condition of your engagement with the Company, you will be required to sign the Company’s Consulting Agreement (the “Agreement”), a copy of which is provided with this Notice. This Notice and the terms of the restrictive covenants are being provided to you, together with a copy of the Agreement, before you accept the Company’s offer of engagement.

The Agreement contains provisions that could restrict your options for subsequent employment following your engagement with the Company. Please carefully review Section 8.0 of the Agreement for more information.

By signing below, you acknowledge that you have received this Notice and the Agreement referenced above.

Keith A. Laskowski (individually):

Signature:	/s/ Keith A. Laskowski
Name:	Keith A. Laskowski

Date:	9/30/2026

CONSULTANT (entity):

Yellowstone Geological Services LLC

By:	/s/ Keith A. Laskowski
Name:	Keith A. Laskowski

Its:	President

Date:	9/30/2026